CALCULATION OF REGISTRATION FEE
Title of Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Bearish Return Enhanced Notes Linked Inversely to the S&P 500® Index due November 2, 2011	$5,000,000	$279.00
(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.
Filed Pursuant to Rule 424(b)(2) Registration No. 333-158385 October 8, 2009 PRICING SUPPLEMENT (To Prospectus dated April 2, 2009 and Prospectus Supplement dated April 9, 2009)

Structured Investments	HSBC USA Inc. $5,000,000 Bearish Return Enhanced Notes Linked Inversely to the S&P 500® Index due November 2, 2011
General
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The notes are designed for investors who seek a return of four times any depreciation of the S&P 500® Index over the term of the notes up to a maximum return on the notes of 97.40% at maturity. Investors should be willing to forgo interest and dividend payments, and if the level of the S&P 500® Index on the final valuation date increases as compared to the initial level, be willing to lose some or all of their principal at an accelerated rate of four times the appreciation in the S&P 500® Index, up to 100% of their principal.

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Terms used in this pricing supplement are described or defined herein, in the accompanying prospectus supplement and prospectus. The notes offered will have the terms described in the prospectus supplement or prospectus. The notes are not principal protected, and you may lose up to 100.00% of your initial investment.

•	This debt is not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.
•	This pricing supplement relates to a single note offering. The purchaser of a note will acquire a security linked to a single reference asset described below.
•
Although the offering relates to a reference asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the reference asset or any component security included in the reference asset or as to the suitability of an investment in the related notes.

•	Senior unsecured debt obligations of HSBC USA Inc. maturing November 2, 2011.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof.
Key Terms
Issuer:	HSBC USA Inc.
Issuer Rating:	AA- (S&P), A1 (Moody’s), AA (Fitch)*
Reference Asset:	The S&P 500® Index (“SPX”) (the “reference asset”)
Principal Amount:	$1,000 per note.
Trade Date:	October 7, 2009
Pricing Date:	October 7, 2009
Original Issue Date:	October 13, 2009
Final Valuation Date:	October 28, 2011, subject to further adjustment as described under “Market Disruption Events” herein.
Maturity Date:	3 business days after the final valuation date and is expected to be November 2, 2011. The maturity date is subject to further adjustment as described under “Market Disruption Events” herein.
Payment at Maturity:
(i) If the final level is less than the initial level, you will receive at maturity per $1,000 principal amount note, a cash payment of $1,000 plus an amount equal to $1,000 times the reference return times the participation rate of 400%, subject to a maximum return on the notes of 97.40%. For example, if the reference return is more than 24.35%, you will receive the maximum return on the notes of 97.40%, which entitles you to a maximum payment at maturity of $1,974 for every $1,000 principal amount note that you hold. Accordingly, if the reference return is positive, your payment at maturity per $1,000 principal amount note will be calculated as follows, subject to the maximum return:

$1,000 + [$1,000 × (reference return × downside participation rate)]

(ii) If the final level is greater than the initial level, you will lose 4% of the principal amount of your notes for every 1% that the reference return increases above the initial level, provided that your final payment at maturity will not be less than $0 per $1,000 principal amount note. Under these circumstances, your payment at maturity per $1,000 principal amount note will be calculated as follows

$1,000 + [$1,000 × (reference return × upside participation rate)]
Notwithstanding the foregoing, in no event will the payment at maturity per $1,000 principal amount note be less than $0.

You will lose some or all of your investment at maturity if the final level increases from the initial level and, as a result of the upside participation rate of 400%, you will lose all of your investment at maturity if the final level increases from the initial level by 25% or more.

Maximum Return:	97.40%
Upside Participation Rate:	400%
Downside Participation Rate:	400%
Reference Return:	The quotient, expressed as a percentage, of (i) the initial level minus the final level divided by (ii) the initial level, expressed as a formula:
initial level – final level
initial level
Initial Level:	1,057.58, which was the official closing level of the reference asset on the pricing date.
Final Level:	The official closing level of the reference asset on the final valuation date, as determined by the calculation agent.
Official Closing Level:
The closing level of the reference asset on the final valuation date as determined by the calculation agent and displayed on Bloomberg Professional® service page “SPX <Index>” or any successor page on Bloomberg Professional® service or any successor service, as applicable, or, if not displayed or available, as described under the section entitled “Description of the Reference Asset—Discontinuance or Modification of the Reference Asset.”

CUSIP/ISIN:	4042K0A96 / US4042K0A967
Form of Notes:	Book-Entry
Business Day:	Any day other than a Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions in The City of New York are authorized or required by law or regulation to close.
Calculation Agent:	HSBC USA Inc. or one of its affiliates.
Listing:	The notes will not be listed on any U.S. securities exchange or quotation system.
* A credit rating reflects the creditworthiness of HSBC USA Inc. and is not a recommendation to buy, sell or hold notes, and it may be subject to revision or withdrawal at any time by the assigning rating organization. The notes themselves have not been independently rated. Each rating should be evaluated independently of any other rating.
Investment in the notes involves certain risks. You should refer to “Selected Risk Considerations” beginning on page 3 of this document and “Risk Factors” on page S-3 of the prospectus supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement, or the accompanying prospectus supplement and prospectus, is truthful or complete.  Any representation to the contrary is a criminal offense.
The notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.  We may use this pricing supplement in the initial sale of notes.  In addition, HSBC Securities (USA) Inc. or another of our affiliates or agents may use this pricing supplement in market-making transactions in any notes after their initial sale.  Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction. HSBC Securities (USA) Inc., an affiliate of ours, will purchase the notes from us for distribution to the placement agent.  See “Supplemental Plan of Distribution (Conflicts of Interest)” on page 10 of this pricing supplement.
We have appointed J.P. Morgan Securities Inc. as placement agent for the sale of the notes.  J.P. Morgan Securities Inc. will offer the notes to investors directly or through other registered broker-dealers.
	Price to Public(1)	Fees and Commissions	Proceeds to Issuer
Per Note	$1,000	$25	$975
Total	$5,000,000	$125,000	$4,875,000
(1) Certain fiduciary accounts will pay a purchase price of $975 per note, and the placement agents with respect to sales made to such accounts will forgo any fees.
JPMorgan
Placement Agent
October 8, 2009

Additional Terms Specific to the Notes

This pricing supplement relates to a single note offering linked to the reference asset identified on the cover page. The purchaser of a note will acquire a senior unsecured debt security linked to the reference asset.  Although the note offering relates only to a single reference asset identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the reference asset or any securities comprising the reference asset or as to the suitability of an investment in the notes.

You should read this document together with the prospectus dated April 2, 2009 and the prospectus supplement dated April 9, 2009. If the terms of the notes offered hereby are inconsistent with those described in the accompanying prospectus supplement or prospectus, the terms described in this pricing supplement shall control.  You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” beginning on page 3 of this pricing supplement and “Risk Factors” on page S-3 of the prospectus supplement, as the notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.  As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus and a prospectus supplement) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this pricing supplement relates.  Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering.  You may get these documents for free by visiting EDGAR on the SEC’s Web site at www.sec.gov.  Alternatively, HSBC or any dealer participating in this offering will arrange to send you the prospectus and prospectus supplement if you request them by calling toll-free 1 888 800 4722.

You may also obtain:

•	the prospectus supplement at www.sec.gov/Archives/edgar/data/83246/000114420409019785/v145824_424b2.htm

•	the prospectus at www.sec.gov/Archives/edgar/data/83246/000104746909003736/a2192100zs-3asr.htm

Supplemental Information Relating to the Terms of the Notes

Notwithstanding anything contained in the accompanying prospectus supplement to the contrary, the notes will be issued under the senior indenture dated March 31, 2009, between HSBC USA Inc., as Issuer, and Wells Fargo Bank, National Association, as trustee.  Such indenture will have substantially the same terms as the indenture described in the accompanying prospectus supplement.  HSBC Bank USA, N.A. will act as paying agent with respect to the notes pursuant to a Paying Agent and Securities Registrar Agreement dated June 1, 2009, between HSBC USA Inc. and HSBC Bank USA, N.A.

Selected Purchase Considerations

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APPRECIATION POTENTIAL — The notes provide the opportunity to enhance equity returns by multiplying a positive reference return (i.e., the official closing level declines) by 4, up to the maximum return on the notes of 97.40% of your principal, or a maximum payment at maturity of $1,974 for every $1,000 principal amount note. Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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ACCELERATED LOSS IF THE REFERENCE ASSET APPRECIATES — The notes provide for an upside participation rate of 400%. If the final level is greater than the initial level, for every 1% that the final level increases above the initial level, you will lose an amount equal to 4% of the principal amount of your notes, provided that your payment at maturity will not be less than $0. Accordingly, you will lose your entire investment at maturity if the final level is greater than the initial level by 25% or more.

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DIVERSIFICATION OF THE S&P 500® INDEX — The return on the notes is linked to the S&P 500® Index. The S&P 500® Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. For additional information about the reference asset, see the information set forth under “Description of the Reference Asset” herein.

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TAX TREATMENT — There is no direct legal authority as to the proper tax treatment of the notes, and therefore significant aspects of the tax treatment of the notes are uncertain, as to both the timing and character of any inclusion in income in respect of the notes.  Under one approach, the notes should be treated as executory contracts with respect to the reference asset.  We intend to treat the notes consistent with this approach.  Pursuant to the terms of the notes, you agree to treat the notes under this approach for all U.S. federal income tax purposes. Notwithstanding any disclosure in the accompanying prospectus supplement to the contrary, our special U.S. tax counsel in this transaction is Sidley Austin LLP. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Sidley Austin LLP, it is reasonable to treat the notes as executory contracts with respect to the reference asset.  Pursuant to this approach, we do not intend to report any income or gain with respect to the notes prior to their maturity or an earlier sale or exchange and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the note for more than one year at such time for U.S. federal income tax purposes.  For a further discussion of U.S. federal income tax consequences related to the notes, see the section “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the reference asset or any of the component securities of the reference asset. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement.

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SUITABILITY OF NOTES FOR INVESTMENT — A person should reach a decision to invest in the notes after carefully considering, with his or her advisors, the suitability of the notes in light of his or her investment objectives and the information set out in this pricing supplement.  Neither HSBC nor any dealer participating in the offering makes any recommendation as to the suitability of the notes for investment.

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YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS ON AN ACCELERATED BASIS — The notes do not guarantee any return of principal at maturity. The return on the notes at maturity is linked inversely to the performance of the reference asset and will depend on whether, and the extent to which, the reference return is positive or negative. Your investment will be exposed, on an inverse, leveraged basis, to any increase in the final level, as compared to the initial level. For every 1% that the final level increases above the initial Level, you will lose 4% of the principal amount of your notes, provided that your payment at maturity will not be less than $0. Accordingly, you will lose your entire investment at maturity if the final level is greater than the initial level by 25% or more.

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YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE MAXIMUM RETURN — If the final level is less than the initial level, for each $1,000 principal amount note, you will receive at maturity $1,000 plus an additional amount that will not exceed the maximum return of 97.40% or your principal, regardless of the depreciation in the reference asset, which may be significant.

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THE NOTES WILL YIELD A RETURN ONLY IF THE REFERENCE RETURN IS NEGATIVE — The notes will yield a return only if the final level is less than the initial level (a positive reference return) on the final valuation date. Your return on the notes will increase, on a leveraged basis, the more the reference return decreases, but will be capped at the maximum return.  You will not participate in any appreciation of the reference asset, and any increases in the level of the reference asset will adversely affect the return on and market value of the notes.

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CREDIT RISK OF HSBC USA INC. — The notes are senior unsecured debt obligations of the issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the notes, including any principal protection at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the notes.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity described in this pricing supplement is based on the full principal amount of your notes, the original issue price of the notes includes the placement agent’s commission and the estimated cost of hedging our obligations under the notes through one or more of our affiliates. As a result, the price, if any, at which HSBC Securities (USA) Inc. will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale of notes by you  prior to the maturity date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

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NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing the reference asset would have.

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LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. may offer to purchase the notes in the secondary market but is not required to do so and may cease making such offers at any time if at all. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.

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POTENTIAL CONFLICTS — HSBC and its affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging its obligations under the notes. In performing these duties, the economic interests of the calculation agent and other affiliates of HSBC are potentially adverse to your interests as an investor in the notes. HSBC will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the level of the reference asset and the value of the notes.

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POTENTIAL HSBC IMPACT ON PRICE — Trading or transactions by HSBC or its affiliates in the stocks comprising the reference asset or in futures, options, exchange-traded funds or other derivative products on the stocks comprising the reference asset, may adversely affect the market value of the stocks comprising the reference asset, the level of the reference asset, and, therefore, the market value of your notes.

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POTENTIALLY INCONSISTENT RESEARCH, OPINIONS OR RECOMMENDATIONS BY HSBC — HSBC and its affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the notes.  Any such research, opinions or recommendations could affect the level of the reference asset or the price of the stocks included in the reference asset, and therefore, the market value of the notes.

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S&P MAY ADJUST THE S&P 500® INDEX IN A WAY THAT AFFECTS ITS LEVEL, AND S&P HAS NO OBLIGATION TO CONSIDER YOUR INTERESTS—  Standard & Poor's Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc.  (“S&P”), is responsible for calculating and maintaining the reference asset. S&P can add, delete or substitute the equity securities underlying the reference asset or make other methodological changes that could change the level of the reference asset. You should realize that the changing of equity securities included in the reference asset may affect the reference asset, as a newly added equity security may perform significantly better or worse than the equity security or securities it replaces. Additionally, S&P may alter, discontinue or suspend calculation or dissemination of the reference asset. Any of these actions could adversely affect the value of the notes. S&P has no obligation to consider your interests in calculating or revising the reference asset. See “Description of the Reference Asset.”

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MARKET DISRUPTIONS MAY ADVERSELY AFFECT YOUR RETURN—  The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from properly determining the final level, on the final valuation date and calculating the amount that we are required to pay you, if any, at maturity. These events may include disruptions or suspensions of trading in the markets as a whole. If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the notes, it is possible that the final valuation date and the maturity date will be postponed and your return will be adversely affected. See “Market Disruption Events.”

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THE NOTES ARE NOT INSURED BY ANY GOVERNMENTAL AGENCY OF THE UNITED STATES OR ANY OTHER JURISDICTION — The notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction.  An investment in the notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payment at maturity of the notes. This debt is not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

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MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the level of the reference asset on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the reference asset;
•	the time to maturity of the notes;
•	the dividend rate on the equity securities underlying the reference asset;
•	interest and yield rates in the market generally;
•	a variety of economic, financial, political, regulatory or judicial events; and
•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

What Is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Reference Asset?

The following table and graph illustrate the hypothetical total return at maturity on the notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. The hypothetical total returns set forth below reflect the initial level of 1,057.58, the upside participation rate of 400%, the downside participation rate of 400% and the maximum return on the notes of 97.40%.  The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the notes.  The numbers appearing in the following table and examples have been rounded for ease of analysis.

Hypothetical Final Level	Hypothetical Reference Return	Hypothetical Total Return
1,903.64	-80.00%	-100.00%
1,797.89	-70.00%	-100.00%
1,692.13	-60.00%	-100.00%
1,586.37	-50.00%	-100.00%
1,480.61	-40.00%	-100.00%
1,374.85	-30.00%	-100.00%
1,321.98	-25.00%	-100.00%
1,269.10	-20.00%	-80.00%
1,216.22	-15.00%	-60.00%
1,163.34	-10.00%	-40.00%
1,110.46	-5.00%	-20.00%
1,084.02	-2.50%	-10.00%
1,068.16	-1.00%	-4.00%
1,057.58	0.00%	0.00%
1,047.00	1.00%	4.00%
1,031.14	2.50%	10.00%
1,004.70	5.00%	20.00%
951.82	10.00%	40.00%
898.94	15.00%	60.00%
846.06	20.00%	80.00%
800.06	24.35%	97.40%
740.31	30.00%	97.40%
634.55	40.00%	97.40%
528.79	50.00%	97.40%
423.03	60.00%	97.40%
317.27	70.00%	97.40%
211.52	80.00%	97.40%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The level of the reference asset declines from the initial level of 1,057.58 to a final level of 1,004.70. Because the final level of 1,004.70 is less than the initial level of 1,057.58 and the reference return of 5% multiplied by 400% does not exceed the maximum return of 97.40%, the investor receives a payment at maturity of $1,200 per $1,000 principal amount note, calculated as follows:

$1,000 + [$1,000 × (5% × 400%)] = $1,200.00

Example 2: The level of the reference asset declines from the initial level of 1,057.58 to a final level of 740.31. Because the final level of 740.31 is less than the initial level of 1,057.58 and the reference return of 30% multiplied by 400% exceeds the maximum return of 97.40%, the investor receives a payment at maturity of $1,974 per $1,000 principal amount note, the maximum payment on the notes.

Example 3: The level of the reference asset increases from the initial level of 1,057.58 to a final level of 1,110.46. Because the final level of 1,110.46 is greater than the initial level of 1,057.58, the reference return is negative and the investor receives a payment at maturity of $800 per $1,000 principal amount note, calculated as follows:

$1,000 + [$1,000 × (-5% × 400%)] = $800.00

Example 4: The level of the reference asset increases from the initial level of 1,057.58 to a final level of 1,374.85. Because the final level of 1,374.85 is greater than the initial level of 1,057.58, resulting in a reference return of -30%, and because the payment at maturity per $1,000 note may not be less than $0 per $1,000 principal amount note, the investor receives a payment at maturity of $0 per $1,000 principal amount note.

Description of the Reference Asset

General

This pricing supplement is not an offer to sell and it is not an offer to buy interests in any reference asset or any of the securities comprising any reference asset or any underlying index.  All disclosures contained in this pricing supplement regarding a reference asset, including its make-up, performance, method of calculation and changes in its components, where applicable, are derived from publicly available information. Neither HSBC nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about any reference asset or any constituent included in any reference asset contained in this pricing supplement.  You should make your own investigation into each reference asset.

We urge you to read the section “Sponsors or Issuers and Reference Asset” on page S-37 in the accompanying prospectus supplement.

The S&P 500® Index

We have derived all information relating to the reference asset, including, without limitation, its make-up, performance, method of calculation and changes in its components, from publicly available sources. That information reflects the policies of and is subject to change by, Standard & Poor's Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. (“S&P”).  S&P is under no obligation to continue to publish, and may discontinue or suspend the publication of the reference asset at any time.

S&P publishes the reference asset.

The reference asset is a capitalization weighted index and is intended to provide an indication of the pattern of common stock price movement.  The calculation of the level of the reference asset, discussed below in further detail, is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.  As of September 30, 2009, 409 companies, or 80.7% of the market capitalization of the reference asset, traded on the New York Stock Exchange (the “NYSE”) and 91 companies, or 19.3% of the market capitalization of the reference asset, traded on The Nasdaq Stock Market.  S&P chooses companies for inclusion in the reference asset with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the NYSE, which S&P uses as an assumed model for the composition of the total market.

Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company.  Ten main groups of companies comprise the reference asset with the number of companies included in each group, as of September 30, 2009, indicated in parentheses: Industrials (56), Utilities (35), Telecommunication Services (9), Materials (30), Information Technology (76), Energy (40), Consumer Staples (41), Consumer Discretionary (80), Health Care (54) and Financials (79).  Changes in the reference asset are reported daily in the financial pages of many major newspapers, on Bloomberg Professional® service under the symbol “SPX” and on the S&P website.  Information contained in the S&P website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.  The reference asset does not reflect the payment of dividends on the stocks included in the reference asset.

Computation of the Reference Asset

S&P currently computes the reference asset as of a particular time as follows:

(i)	the product of the market price per share and the number of then outstanding shares of each component stock as determined as of that time (referred to as the “market value” of that stock);

(ii)	the market values of all component stocks as of that time are aggregated;

(iii)	the average of the market values as of each week in the base period of the years 1941 through 1943 of the common stock of each company in a group of 500 substantially similar companies is determined;

(iv)	the mean average market values of all these common stocks over the base period are aggregated (the aggregate amount being referred to as the “base value”);

(v)	the current aggregate market value of all component stocks is divided by the base value; and

(vi)	the resulting quotient, expressed in decimals, is multiplied by ten.

While S&P currently employs the above methodology to calculate the reference asset, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the performance of the reference asset.

S&P adjusts the foregoing formula to offset the effects of changes in the market value of a component stock that are determined by S&P to be arbitrary or not due to true market fluctuations.

These changes may result from causes such as:

•	the issuance of stock dividends,

•	the granting to shareholders of rights to purchase additional shares of stock,

•	the purchase of shares by employees pursuant to employee benefit plans,

•	consolidations and acquisitions,

•	the granting to shareholders of rights to purchase other securities of the company,

•	the substitution by S&P of particular component stocks in the reference asset, and

•	other reasons.

In these cases, S&P first recalculates the aggregate market value of all component stocks, after taking account of the new market price per share of the particular component stock or the new number of outstanding shares of that stock or both, as the case may be, and then determines the new base value in accordance with the following formula:

Old Base Value  ×  New Market Value  = New Base Value
Old Market Value

The result is that the base value is adjusted in proportion to any change in the aggregate market value of all component stocks resulting from the causes referred to above to the extent necessary to negate the effects of these causes upon the reference asset.

In addition, S&P standard practice is to remove all closely held shares and shares held between corporations who are both in the calculations of the reference asset and a reference asset component’s market value.

Discontinuance or Modification of the Reference Asset

If the Reference sponsor (as defined below) discontinues publication of or otherwise fails to publish the reference asset on any day on which the reference asset is scheduled to be published and the Reference Sponsor or another entity publishes a successor or substitute reference asset that the calculation agent determines to be comparable to the discontinued index (the comparable index, the “successor index”), then that successor index will be deemed to be the index for all purposes relating to the notes, including for purposes of determining whether a Market Disruption Event exists.  Upon any selection by the calculation agent of a successor index, the calculation agent will furnish written notice to us and the holders of the notes.

If the reference asset is discontinued or if the Reference sponsor fails to publish the reference asset and the calculation agent determines that no successor index is available at that time, then the calculation agent will determine the applicable Closing Level using the same general methodology previously used by the Reference Sponsor.  The calculation agent will continue to make that determination until the earlier of (i) the Valuation Date or (ii) a determination by the calculation agent that the reference asset or a successor index is available.  In that case, the calculation agent will furnish written notice to us and the holders of the notes.

If at any time the method of calculating the reference asset or a successor index, or the level thereof, is changed in a material respect, or if the reference asset or a successor index is in any other way modified so that, in the determination of the calculation agent, the level of that reference asset does not fairly represent the level of the reference asset or successor index that would have prevailed had those changes or modifications not been made, then the calculation agent will make the calculations and adjustments as may be necessary in order to determine a level comparable to the level that would have prevailed had those changes or modifications not been made.  If, for example, the method of calculating the reference asset or a successor index is modified so that the level of that reference asset is a fraction of what it would have been if it had not been modified, then the calculation agent will adjust that reference asset in order to arrive at a level of the reference asset or successor index as if it had not been modified.  In that case, the calculation agent will furnish written notice to us and the holders of the notes.

Notwithstanding these alternative arrangements, discontinuance of the publication of the reference asset may adversely affect the value of, and trading in, the notes.

“Reference sponsor” means S&P.

License Agreement with Standard & Poor’s (“S&P”):

We have entered into a nonexclusive license agreement providing for the license to us, in exchange for a fee, of the right to use indices owned and published by S&P’s in connection with some products, including the securities.

The notes are not sponsored, endorsed, sold or promoted by S&P, a subsidiary of The McGraw-Hill Companies, Inc. S&P makes no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in financial products generally or in the notes particularly or the ability of the S&P 500® to track general stock market performance.  S&P’s only relationship to HSBC USA Inc. (other than transactions entered into in the ordinary course of business) is the licensing of certain service marks and trade names of S&P and of the S&P 500® which is determined, composed and calculated by S&P  without regard to HSBC or the notes.  S&P has no obligation to take the needs of HSBC or the holders of the notes into consideration in determining, composing or calculating the S&P 500®.  S&P is not responsible for and has not participated in the determination of the timing of the sale of the notes, prices at which the notes are to initially be sold, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash.  S&P has no obligation or liability in connection with the administration, marketing or trading of the notes.

Historical Performance of the Reference Asset

The following graph sets forth the historical performance of the reference asset based on the daily historical closing levels from January 2, 2004 through October 7, 2009.  The closing level for the reference asset on October 7, 2009 was 1,057.58. We obtained the closing levels below from Bloomberg Professional® service. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Professional® service.

The historical levels of the reference asset should not be taken as an indication of future performance, and no assurance can be given as to the closing level on the final valuation date. We cannot give you assurance that the performance of the reference asset will result in the return of any of your initial investment.

Market Disruption Events

If the final valuation date is not a scheduled trading day, then the final valuation date will be the next day that is a scheduled trading day.  If a market disruption event (as defined below) exists on the final valuation date, then the final valuation date will be the next scheduled trading day for which there is no market disruption event.  If a market disruption event exists with respect to the final valuation date on five consecutive scheduled trading days, then that fifth scheduled trading day will be the final valuation date, and the final level will be determined by means of the formula for and method of calculating of the reference asset which applied just prior to the market disruption event, using the relevant exchange traded or quoted price of each stock in the reference asset (or a good faith estimate of the value of a security in the reference asset).  For the avoidance of doubt, if no market disruption event exists with respect to the reference asset on the final valuation date, the determination of the final level will be made on the originally scheduled final valuation date, irrespective of the existence of a market disruption event.  If the final valuation date is postponed, then the maturity date will also be postponed by an equal number of scheduled trading days and no interest will be paid in respect of such postponement.

“Market disruption event” means any scheduled trading day on which any relevant exchange or related exchange fails to open for trading during its regular trading session or on which any of the following events has occurred and is continuing which the issuer determines is material:

(i)  any suspension of or limitation imposed on trading by any relevant exchange or related exchanges or otherwise, (A) relating to stock included in the reference asset then constituting 20% or more of the level of the reference asset; or (B) in futures or options contracts relating to the reference asset on any related exchange; or

(ii)  any event (other than any event described in (iii) below) that disrupts or impairs the ability of market participants in general (A) to effect transactions in, or obtain market values for, stock included in the Index then constituting 20% or more of the level of the reference asset; or (B) to effect transactions in, or obtain market values for, futures or options contracts relating to the reference asset on any applicable related exchange; or

(iii)  the closure, on any scheduled trading day, of any relevant exchange or any related exchange relating to stock included in the reference asset then constituting 20% or more of the level of the reference asset prior to its scheduled closing time (unless the earlier closing time is announced by the relevant exchange or related exchange at least one hour prior to the earlier of (A) the actual closing time for the regular trading session on such exchange; or (B) the submission deadline for orders to be entered into the relevant exchange or related exchange for execution at the close of trading on that day).

“Related exchange” means each exchange or quotation system or any successor or temporary substitute for such exchange or quotation system (provided HSBC has determined, for a substitute exchange or quotation system, that liquidity on such substitute is comparable to liquidity on the original related exchange) and where trading has a material effect (as determined by the calculation agent) on the overall market for futures or options contracts relating to the reference asset.

“Relevant exchange” means the primary exchange or quotation system for any stock then included in the reference asset.

“Scheduled closing time” means the scheduled weekday closing time of the relevant exchange or related exchange, without regard to after hours or any other trading outside of the regular trading session hours.

“Scheduled trading day” means any day on which all of the relevant exchanges and related exchanges are scheduled to be open for their respective regular trading sessions.

Events of Default and Acceleration

If the notes have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the notes, the calculation agent will determine the accelerated payment at maturity due and payable in the same general manner as described in “Key Terms” in this pricing supplement.  In that case, the business day preceding the date of acceleration will be used as the final valuation date for purposes of determining the accelerated final level.  The accelerated maturity date will be the third business day following the accelerated final valuation date.

If the notes have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the notes.  For more information, see “Description of Debt Securities — Events of Default” and “— Events of Default; Defaults” in the accompanying prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the notes from HSBC for distribution to J.P. Morgan Securities Inc.  J.P. Morgan Securities Inc. will act as placement agent for the notes and will receive a fee that will not exceed $25 per $1,000 face amount of notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this pricing supplement relates in market-making transactions after the initial sale of the notes, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.  See “Supplemental Plan of Distribution” on page S-52 in the prospectus supplement.